LIVE ENTERTAINMENT INC.
                        15400 SHERMAN WAY
                            SUITE 500
                   VAN NUYS, CALIFORNIA  91406



As of July 26, 1993

Mr. Roger R. Smith
c/o River City Productions
1901 Avenue of the Stars
Suite 240
Los Angeles, California  90067

Re:  Consulting Agreement

Dear Roger:

Pursuant to our previous conversations, this letter will confirm the agreement between the Ad Hoc Transition Committee of the Board of Directors of LIVE Entertainment Inc. (the "Committee") and you that you will provide consulting services to the Committee as an independent contractor in connection with the search by LIVE Entertainment Inc. ("LIVE") for an individual to replace David Mount as Chief Executive Officer of LIVE and of LIVE Home Video Inc. upon Mr. Mount's departure from LIVE. Your services will include collecting and reviewing resumes of potential candidates, conducting preliminary interviews and suggesting candidates for interview by the Committee. You shall not retain or agree to pay any executive search firm or outside professional agency without the prior consent and approval of the Committee.

In connection with your services hereunder, LIVE shall pay you the sum of $10,000 per month (pro rated for partial months) beginning August 1, 1993. The payment for the first month of your services hereunder shall include a pro rated payment for your services from July 26 through July 31. LIVE also will reimburse you, promptly upon receipt of an invoice therefor, for the reasonable and necessary out of pocket expenses incurred by you in connection with your services. Either the Committee or you may terminate this agreement at any time, provided that the terminating party has given notice to the other at least fifteen (15) days before the date of termination.

By your execution hereof, you acknowledge that your relationship with LIVE in connection with this engagement is as an independent contractor and not as a servant, agent or employee of LIVE. You also acknowledge that LIVE is contracting for the results of your services, and has no interest in the particular times during which you perform your services or the manner by which such results are achieved. As an independent contractor, you will receive a Form 1099 from LIVE and you will be responsible for paying in due course any and all federal, state and local taxes that may be due as a result of the compensation to be provided to you for your services. By your execution hereof, you agree to indemnify and hold LIVE harmless from and against any and all loss, cost, damage and expense, including attorneys' fees, that may be suffered by LIVE arising out of the failure by you to comply with the provisions of the immediately preceding sentence.

If the terms of this letter reflect your understanding of our agreement, please execute the enclosed copy of this letter and return it to Michael J. White, the Corporate Secretary of LIVE.

Very truly yours,

AD HOC TRANSITION COMMITTEE OF
THE BOARD OF DIRECTORS OF LIVE
ENTERTAINMENT INC.



By:
     Anthony J. Scotti


AGREED AND ACCEPTED
this ____ day of                 , 1993




ROGER R. SMITH